UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐      Preliminary Proxy Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
 ☑      Definitive Proxy Statement
☐      Definitive Additional Materials
☐      Soliciting Material Pursuant to §240.14a-12
FIDELITY SOUTHERN CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

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FIDELITY SOUTHERN CORPORATION
3490 Piedmont Road NE
Suite 1550
Atlanta, Georgia 30305
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On April 27, 2006
     The Annual Meeting of Shareholders of Fidelity Southern Corporation (“Fidelity”) will be held on Thursday, April 27, 2006, at 3:00 p.m. at its office at One Securities Centre, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305, for the purposes of considering and voting upon:
1.	The election of nine directors to constitute the Board of Directors to serve until the next Annual Meeting or until their successors are elected and qualified.

2.	Approval of the Fidelity Southern Corporation Equity Incentive Plan.

3.	Such other matters as may properly come before the meeting or any adjournment or postponement thereof.
     Only holders of Common Stock of record at the close of business on March 10, 2006, will be entitled to notice of and to vote at the meeting or any adjournment thereof.
     A Proxy Statement and a Proxy solicited by the Board of Directors are enclosed herewith. It is important that your shares be represented and voted at the meeting. Please sign, date, and return the Proxy promptly in the enclosed business reply envelope. If you attend the meeting you may, if you wish, withdraw your Proxy and vote in person.
     Also enclosed is a copy of Fidelity’s 2005 Annual Report and Form 10-K.

By Order of the Board of Directors,

Martha C. Fleming
Secretary
March 24, 2006
PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

FIDELITY SOUTHERN CORPORATION
3490 Piedmont Road NE
Suite 1550
Atlanta, Georgia 30305
PROXY STATEMENT
     This Proxy Statement is furnished to you in connection with the solicitation of Proxies by the Board of Directors of Fidelity Southern Corporation (“Fidelity”) for use at the Annual Meeting of Shareholders (“Meeting”) to be held at its principal executive office at One Securities Centre, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305, on April 27, 2006, at 3:00 p.m. and any adjournment or postponement thereof. The purposes of the Meeting are set forth in the accompanying Notice of Annual Meeting of Shareholders. It is anticipated that this Proxy Statement and the accompanying Proxy will first be mailed on March 24, 2006, to holders of record of Common Stock (the “Shareholders”) as of the close of business on March 10, 2006. On that date, Fidelity had 9,257,034 shares of common stock, no par value (“Common Stock”), outstanding with each share entitled to one vote.
     A Proxy given pursuant to this solicitation may be revoked by a Shareholder who attends the Meeting and gives oral or written notice of his or her election to vote in person, without compliance with any other formalities. In addition, any Proxy given pursuant to this solicitation may be revoked by a Shareholder prior to the Meeting by delivering a written instrument revoking it or by delivering a duly executed Proxy bearing a later date to the Secretary of Fidelity. If the Proxy is properly completed and returned by the holder of the Common Stock and is not revoked, it will be voted at the Meeting in the manner specified thereon. If the Proxy is returned but no choice is specified thereon, it will be voted “FOR” all of the nominees for director named herein, “FOR” approval of the Fidelity Southern Corporation Equity Incentive Plan, and upon such other matters as may properly come before the Meeting or any adjournment or postponement thereof in accordance with the best judgment of the holders of the Proxy.
     The presence of a majority of the votes entitled to be cast at the Meeting represented in person or by proxy at the Meeting will constitute a quorum. The nine nominees receiving the highest vote totals will be elected as directors of Fidelity. All other matters will be decided by the affirmative vote of the majority of the votes entitled to be cast present or represented at the Meeting.
     Under rules of self-regulatory organizations governing brokers, brokers holding shares of record for customers generally are entitled to vote on routine matters without voting instructions from their customers. The election of directors is considered a routine matter. On non-routine matters, brokers must obtain voting instructions from customers. If a broker does not receive voting instructions from a customer on non-routine matters and accordingly does not vote on these matters, this is called a broker non-vote. The proposal for approval of the Fidelity Southern Corporation Equity Incentive Plan is such a non-routine matter.
     Abstentions, withheld votes, and broker non-votes will be included in the calculation of the number of votes represented in person or by proxy at the Meeting in determining whether the quorum requirement is satisfied. Abstentions, withheld votes, and broker non-votes will have the effect of a negative vote on all matters other than the election of directors.
     The expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by Fidelity. Copies of solicitation materials will be furnished to banks, brokerage houses and other custodians, nominees, and fiduciaries for forwarding to beneficial owners of shares of the Common Stock and normal handling charges may be paid for such forwarding service. In addition, directors, officers, and other employees of Fidelity, who will not be additionally compensated therefor, may solicit proxies in person or by telephone, e-mail, or other electronic means.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth as of March 10, 2006, beneficial ownership of Fidelity’s Common Stock by (i) each person known to be the beneficial owner of more than five percent of the Common Stock of Fidelity, (ii) each director and executive officer identified as a “Named Executive Officer” in the Summary Compensation Table in this Proxy Statement, and (iii) all directors and the Named Executive Officers as a group.
     Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares voting and/or investment power with his or her spouse, with respect to all shares of Common Stock listed as owned by that person or entity. Unless otherwise indicated, the address of each person or entity named in the table is c/o Fidelity Southern Corporation, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305.
     The number of shares beneficially owned by each Shareholder is determined under rules promulgated by the Securities and Exchange Commission (“SEC”). The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares as to which the individual has the right to acquire beneficial ownership within 60 days of March 10, 2006, through the exercise of any stock option, warrant, or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.

	Amount and Nature
Name	of Beneficial		Percent of
Of Beneficial Owner	Ownership		Class
Tontine Partners, LP 55 Railroad Avenue, 3rd Floor Greenwich, CT 06830-6378	890,745		9.62%
Dalton, Greiner, Hartman, Maher & Co, LLC 565 Fifth Avenue, Suite 2101 New York, NY 10017-2413	574,181		6.20
James B. Miller, Jr.	2,904,246	(1)	31.37
Maj. Gen. (Ret) David R. Bockel	3,265	(2)	*
Edward G. Bowen, M.D.	11,060	(3)	*
Kevin S. King	8,338	(4)	*
James H. Miller III	6,359		*
H. Palmer Proctor, Jr.	48,947	(5)	*
Robert J. Rutland	148,764	(6)	1.61
W. Clyde Shepherd III	41,130	(7)	*
Rankin M. Smith, Jr.	23,522	(8)	*
David Buchanan	26,479	(9)	*
M. Howard Griffith, Jr.	28,260		*
All directors and Named Executive Officers as a group (11 persons)	3,250,370	(10)	35.07%

*	Less than 1 percent.

(1)	Includes 314,939 shares held by Mr. Miller’s children, grandchild, and family trust, and 180,433 shares held by Berlin American, LLC, a company of which Mr. Miller and his wife own 40%. Also includes 87,349 shares owned by his wife, and 93,721 shares held in his 401(k) Plan.

(2)	Includes 265 shares held by Mr. Bockel’s wife.

(3)	Includes 10,560 shares held by Dr. Bowen as trustee for Target Benefit Plan.

(4)	Includes 4,338 shares held by Mr. King’s wife.

(5)	Includes 2,000 shares that Mr. Proctor has the right to acquire pursuant to outstanding stock options.

(6)	Includes 6,000 shares held by Mr. Rutland’s children and 7,920 shares held by a family foundation.

(7)	Includes 34,530 shares held by a Shepherd family foundation and 1,800 shares held in trust for minor children.

(8)	Includes 1,688 shares owned by Mr. Smith’s wife and 6,607 shares held by Mr. Smith’s children.

(9)	Includes 8,000 shares that Mr. Buchanan has the right to acquire pursuant to outstanding stock options.

(10)	Includes 10,000 shares that the beneficial owners have the right to acquire pursuant to outstanding stock options.

Proposal 1 — Election of Directors
     The number of directors is currently set at nine by resolution of the Board of Directors. The number of directors may be increased or decreased from time to time by resolution of the Board of Directors or of the Shareholders, but no decrease shall have the effect of shortening the term of an incumbent director. The terms of office for directors continue until the next annual meeting of Shareholders or until their successors are elected and qualified.
     Fidelity’s Board of Directors has determined that each member of its Board of Directors, other than Messrs. Miller, Jr. and Proctor, were independent during 2005 as defined in Rule 4200(a)(15) of the National Association of Securities Dealers (“NASD”) Listing Standards for NASDAQ-listed companies.
     In the event that any nominee withdraws or for any reason is not able to serve as a director, the Proxy will be voted for such other person as may be designated by the Board of Directors as substitute nominee unless the Board of Directors or Shareholders by resolution provide for a lesser number of directors, but in no event will the Proxy be voted for more than nine nominees. Management has no reason to believe that any nominee will not serve if elected. All the nominees are currently directors of Fidelity.
INFORMATION ABOUT NOMINEES FOR DIRECTOR
     The following information as of March 10, 2006, has been furnished by the respective nominees for director. Except as otherwise indicated, each nominee has been engaged in his present principal employment, in the same position, for more than five years.

		Year	Business Experience During Past
Name	Age	Elected	Five Years and Other Information
James B. Miller, Jr. (3)	65	1979	Chairman of the Board, President, and Chief Executive Officer of Fidelity since 1979. A director of Fidelity Bank, a wholly-owned subsidiary of Fidelity, since 1976; President of Fidelity Bank from 1977 to 1997 and from December 2003 through September 2004; and Chief Executive Officer of Fidelity Bank from 1977 to 1997, and from December 2003 until present. Chairman of Fidelity Bank since 1998. Chairman of LionMark Insurance Company, a wholly owned subsidiary, since November 2004. A director of Interface, Inc., a textile manufacturing company, and of American Software Inc., a software development company.

Maj. Gen. (Ret) David R. Bockel (1) (2) (4)	61	1997	Deputy Executive Director, Reserve Officers Association of the United States, Washington, D.C., since October 2003. President of Bockel & Company, an advertising agency in Atlanta, Georgia, from 1971 until 2003. Commanding General, 90th Regional Support Command, U.S. Army Reserve from 1999 until 2003. A director of Fidelity Bank since 1997.

Edward G. Bowen, M.D.	70	1989	Retired gynecologist and obstetrician in Atlanta, Georgia. Trustee, Duke University, since 2000. A director of Fidelity Bank since 1989.

Kevin S. King	58	1998	Attorney in Atlanta, Georgia. Of Counsel, Dietrick, Evans, Scholz & Williams, LLC, Atlanta, Georgia, from 2000 to January 2003. A director of Fidelity Bank since 1998.

James H. Miller III (1)	56	2005	Senior Vice President and General Counsel of Georgia Power Company since 2004; Vice President and Associate General Counsel of Southern Company Services from 2001 to 2004; Senior Vice President, General Counsel, and Assistant Secretary of Southern Company Generation and Energy Marketing from 2001 to 2004; Senior Vice President, Birmingham Division of Alabama Power Company from 1999 to 2001. A director of Fidelity Bank since July 2005.

		Year	Business Experience During Past
Name	Age	Elected	Five Years and Other Information
H. Palmer Proctor, Jr. (3)	38	2004	Senior Vice President of Fidelity since January 2006; Vice President of Fidelity from 1996 to January 2006. Director and President of Fidelity Bank since October 2004; Senior Vice President of Fidelity Bank from 1996 to September 2004. Director and Secretary/Treasurer of LionMark Insurance Company, a wholly owned subsidiary, since November 2004.

Robert J. Rutland (1) (3)	64	1979	Chairman of Allied Holdings, Inc., a transportation company located in Decatur, Georgia, since 1995. Allied Holdings, Inc. filed for bankruptcy protection on July 31, 2005, and continues to operate as an ongoing business. A director of Fidelity Bank since 1974.

W. Clyde Shepherd III (1) (2) (3) (4)	45	2003	President, Plant Improvement Co., Inc., a highway construction/real property lessor company located in Atlanta, Georgia, since 1997. Vice President and Secretary of Toco Hill, Inc., a real estate/lessor company located in Atlanta, Georgia, since 1983. A director of Fidelity Bank since 1998.

Rankin M. Smith, Jr. (2) (4)	58	1987	Owner and Manager, Seminole Plantation, a shooting preserve located in Thomasville, Georgia, since 1991. Director, advisor, and shareholder of the Atlanta Falcons Football Club from 1990 to 2002. A director of Fidelity Bank since 1987.

(1)	Member of the Audit Committee of the Board of Directors

(2)	Member of the Compensation Committee of the Board of Directors

(3)	Member of the Executive Committee of the Board of Directors

(4)	Member of the Nominating Committee of the Board of Directors
     There are no family relationships between any director, executive officer, or nominee for director of Fidelity or any of its subsidiaries.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE NOMINEES FOR DIRECTOR.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires Fidelity’s directors, officers, and persons who own more than ten percent of the Common Stock of Fidelity to file reports of ownership changes with the SEC. During 2005, all reports of beneficial ownership of securities were filed with the SEC in a timely manner, except for Form 4s relating to H. Palmer Proctor, Jr.’s exercise of options for 56,000 shares and the subsequent sale of 12,160 shares which were inadvertently filed late.

EXECUTIVE OFFICERS AND COMPENSATION
     The persons listed below are the executive officers of Fidelity. Executive officers are elected by the Board of Directors annually at the January Board of Directors’ meeting and hold office until the next election, unless they resign sooner or are removed from office.
     Fidelity’s executive officers, their ages, their positions with Fidelity at March 10, 2006, and the period during which they have served as executive officers, are as follows:

		Officer
Name	Age	Since	Position
James B. Miller, Jr.	65	1979	Chairman of the Board, President and Chief Executive Officer of Fidelity since 1979; Chairman of Fidelity Bank since 1998; President of Fidelity Bank from 1977 to 1997, and from December 2003 through September 2004; and Chief Executive Officer of Fidelity Bank from 1977 to 1997 and from December 2003 until present. Chairman of LionMark Insurance Company, a wholly owned subsidiary, since November 2004.

H. Palmer Proctor, Jr.	38	1996	Senior Vice President of Fidelity since January 2006; Vice President of Fidelity from 1996 to January 2006; President of Fidelity Bank since October 2004 and Senior Vice President of Fidelity Bank from 1996 through September 2004. Secretary/Treasurer of LionMark Insurance Company, a wholly owned subsidiary, since November 2004.

David Buchanan	48	1995	Vice President of Fidelity since 1999; Executive Vice President of Fidelity Bank since October 2004; and Senior Vice President of Fidelity Bank from 1995 through September 2004.

M. Howard Griffith, Jr.	63	1994	Principal Accounting Officer of Fidelity and Chief Financial Officer of Fidelity and Fidelity Bank since February 1994. As previously disclosed in its Form 8-K filed on December 21, 2005, Fidelity announced on December 20, 2005, that Mr. Griffith would be retiring on May 31, 2006. Pursuant to its Form 8-K filed on January 25, 2006, Fidelity announced that B. Rodrick Marlow, 63, would succeed Mr. Griffith as Chief Financial Officer of Fidelity and Fidelity Bank effective as of June 1, 2006. Mr. Marlow has served as Controller of Fidelity and Fidelity Bank since 1997.
     The following table sets forth the annual and other compensation paid by Fidelity and its subsidiaries for 2005 to our chief executive officer, James B. Miller, Jr., and our three most highly compensated executive officers, H. Palmer Proctor, Jr., M. Howard Griffith, Jr., and David Buchanan (collectively “Named Executive Officers”):

Summary Compensation Table

				All Other
Name and Principal Position	Year	Salary	Bonus	Compensation
James B. Miller, Jr.	2005	$500,000	$—	$31,003	(1)
Chairman of the Board, President	2004	300,000	180,000	26,425	(1)
and Chief Executive Officer	2003	500,000	—	25,366	(1)

H. Palmer Proctor, Jr.	2005	$250,000	$38,141	$9,756	(2)
Senior Vice President	2004	186,250	50,000	10,819	(2)
	2003	165,000	25,000	8,086	(2)

David Buchanan	2005	$230,000	$—	$9,891	(3)
Vice President	2004	181,250	25,000	11,131	(3)
	2003	165,000	25,000	7,880	(3)

M. Howard Griffith, Jr.	2005	$230,000	$—	$8,656	(4)
Chief Financial Officer	2004	200,000	—	7,851	(4)
	2003	190,000	—	6,675	(4)

(1)	Includes Fidelity’s matching contributions of $5,000, $4,800, and $5,000 in 2005, 2004, and 2003, respectively, to Mr. Miller’s account in the tax-qualified savings plan (“401(k) Plan”), and $18,047, $17,480, and $17,986 for life insurance for Mr. Miller for 2005, 2004, and 2003, respectively, under split dollar and corporate owned life insurance policies. Under the split dollar insurance policies, Fidelity will receive upon termination of the policies proceeds equal to the insurance premiums paid plus a market yield. Also includes $385, $2,504, and $183 for annual club fees in 2005, 2004, and 2003, respectively.

(2)	Includes Fidelity’s matching contributions of $7,000, $6,012, and $4,963 to Mr. Proctor’s account in the 401(k) Plan for 2005, 2004, and 2003, respectively, and $216, $208, and $209 under a split dollar insurance policy for Mr. Proctor for 2005, 2004, and 2003, respectively, from which Fidelity will receive upon termination of the policy proceeds equal to the insurance premiums paid plus a market yield, and $1,095, $3,100, and $1,160 for annual fees for a club in 2005, 2004, and 2003, respectively.

(3)	Includes Fidelity’s matching contributions of $6,900, $6,188, and $5,700 to Mr. Buchanan’s account in the 401(k) Plan for 2005, 2004, and 2003, respectively, and $401, $360, and $343 under a split dollar insurance policy for Mr. Buchanan for 2005, 2004, and 2003, respectively, from which Fidelity will receive upon termination of the policy proceeds equal to the insurance premium paid plus a market yield.

(4)	Includes Fidelity’s matching contributions of $6,900, $6,002, and $5,700 to Mr. Griffith’s account in the 401(k) Plan for 2005, 2004, and 2003, respectively, and $1,239, $1,100, and $975 under a split dollar insurance policy for Mr. Griffith for 2005, 2004, and 2003, respectively, from which Fidelity will receive upon termination of the policy proceeds equal to the insurance premium paid plus a market yield, and $517, $699, and $0 for annual fees for a club in 2005, 2004, and 2003, respectively.
Employment Agreements
     Fidelity and Fidelity Bank entered into an employment agreement with James B. Miller, Jr. as President and Chief Executive Officer of Fidelity and Chief Executive Officer of Fidelity Bank for a three-year period commencing January 1, 2005. The employment agreement provides for an annual base salary of $500,000 per year and incentive compensation not to exceed $100,000 based upon Fidelity achieving targeted income levels established by the Compensation Committee. Under the agreement, if Mr. Miller’s employment is terminated by Fidelity for any reason (other than for cause, death, or total disability), Mr. Miller will, upon execution of a release, receive an amount equal to three times his base salary less the aggregate amount to be paid in connection with his non-compete agreement (as described below in this paragraph), paid over a thirty-six (36) month period, and will be eligible to continue participation in the employee benefit programs of Fidelity for eighteen (18) months after the date of termination on the same basis as other executives. Additionally, Mr. Miller agrees upon termination of employment that, for a period of eighteen (18) months (the “Non-Compete Period”), he will not engage in a competitive business within a fifty (50) mile radius of Fidelity’s headquarters, will not solicit customers or employees of Fidelity, and will not disclose any confidential information of Fidelity (the “Non-Compete Agreement”) and in consideration of such Non-Compete

Agreement, will receive an amount equal to 60 percent (60%) of his base salary for each year or portion thereof during the Non-Compete Period. In addition, Fidelity will maintain during Mr. Miller’s lifetime, regardless of the termination of his employment or employment agreement for any reason, a split dollar insurance policy in the face amount of $400,000 and universal life insurance policies in the aggregate face amount of $7.6 million payable to his designated beneficiaries or his estate. The employment agreement was amended and restated as of January 1, 2006, in order to comply with the new deferred compensation rules of Internal Revenue Code Section 409A, including the requirement to defer compensation payable upon termination of employment as described above for six (6) months.
     Fidelity and Fidelity Bank also entered into an employment agreement with H. Palmer Proctor, Jr. as Vice President of Fidelity and President of the Bank for a three-year period commencing January 1, 2005. The employment agreement was amended and restated as of January 1, 2006, and currently provides for an annual base salary of $300,000 per year and incentive compensation not to exceed $50,000 based upon Fidelity achieving targeted income levels established by the Compensation Committee. Under the agreement, if Mr. Proctor’s employment is terminated by Fidelity for any reason (other than for cause, death, or total disability), Mr. Proctor will, upon execution of a release, receive an amount equal to three times his base salary less the aggregate amount to be paid in connection with his non-compete agreement (as described below in this paragraph), paid over a thirty-six (36) month period, and will be eligible to continue participation in the employee benefit programs of Fidelity for eighteen (18) months after the date of termination on the same basis as other executives. Additionally, Mr. Proctor agrees that, for a period of eighteen (18) months (the “Non-Compete Period”), he will not engage in a competitive business within a fifty (50) mile radius of Fidelity’s headquarters (unless his employment was terminated by Fidelity or Fidelity Bank), will not solicit customers or employees of Fidelity, and will not disclose any confidential information of Fidelity (the “Non-Compete Agreement”) and in consideration of such Non-Compete Agreement, will receive an amount equal to 40 percent (40%) of his base salary for each year or portion thereof during the Non-Compete Period. In addition, Fidelity will maintain during Mr. Proctor’s lifetime, regardless of the termination of his employment or employment agreement for any reason, a universal life insurance policy in the face amount of $500,000 payable to his designated beneficiaries or his estate and at least $1,000,000 of additional fully paid up portable life insurance. The employment agreement was likewise amended and restated as of January 1, 2006, in order to comply with the new deferred compensation rules of Internal Revenue Code Section 409A, including the requirement to defer compensation payable upon termination of employment as described above for six (6) months.
     Fidelity entered into Executive Continuity Agreements with James B. Miller, Jr., H. Palmer Proctor, Jr., David Buchanan, and M. Howard Griffith, Jr. to encourage such executive officers to continue their employment with Fidelity following a change of control. Each such agreement ensures that the executive will maintain his salary following a change of control for a period of time (up to one (1) year with respect to Messrs. Buchanan and Griffith and for up to three (3) years for Messrs. Miller and Proctor) and will continue to have the benefit of incentive or other programs generally available to executives. If any executive is terminated other than for cause, total disability, or death during the applicable change of control period (as defined) or the executive terminates his employment for good reason, the executive will receive, for a period of one (1) year with respect to Messrs. Griffith and Buchanan, or a period of three (3) years with respect to Messrs. Miller and Proctor, his final compensation (as defined) less the aggregate amount to be paid in connection with the executive’s agreement not to compete with Fidelity, not to solicit its customers or employees, and to maintain the confidentiality of its confidential information. Additionally, each executive agrees that, for a period of time (twelve (12) months for Messrs. Buchanan and Griffith and eighteen (18) months for Messrs. Miller and Proctor (the “Non-Compete Period”)), he will not engage in a competitive business within a fifty (50) mile radius of Fidelity’s headquarters, will not solicit customers or employees of Fidelity, and will not disclose any confidential information of Fidelity. In consideration of such agreement, each executive will receive a payment equal to 40 percent (40%) of base salary for each year or portion thereof during the Non-Compete Period with respect to Messrs. Proctor, Buchanan, and Griffith and equal to 60 percent (60%) of base salary for each year or portion thereof during the Non-Compete Period with respect to Mr. Miller. The executives will also continue to be eligible to participate in Fidelity’s benefit plans for twelve (12) months with respect to Messrs. Griffith and Buchanan, or eighteen (18) months with respect to Messrs. Miller and Proctor, and will be entitled to outplacement services for a period up to two (2) years that will be paid by Fidelity (with a maximum cost of $20,000). The executives will not receive a duplication of benefits under the Executive Continuity Agreements and any Employment Agreement or other agreement, program, or arrangement, because benefits paid under the Executive Continuity Agreement will be reduced by any similar benefits paid otherwise. The Executive Continuity Agreements were amended and restated as of January 1, 2006, in order to comply with the new deferred compensation rules of Internal Revenue Code Section 409A, including the requirement to defer compensation payable upon termination of employment as described above for six (6) months.

Stock Options
     No stock options were granted to the Named Executive Officers during 2005.
     The following table sets forth, with respect to the Named Executive Officers, information concerning any exercise of stock options in 2005 and all unexercised stock options held as of December 31, 2005:
AGGREGATED STOCK OPTION EXERCISES FOR THE YEAR ENDED
DECEMBER 31, 2005, AND FISCAL YEAR-END STOCK OPTION VALUES

	Number of		Number of Shares		Value of
	Shares	Value	Underlying Unexercised		Unexercised In-the-
	Acquired	Realized ($)	Stock Options at Fiscal		Money Stock Options
Name	on Exercise	(1)	Year-End		at Fiscal Year-End (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
James B. Miller, Jr.	—	$—	—	—	$—	$—
H. Palmer Proctor, Jr.	56,000	529,335	—	4,000	—	28,600
David Buchanan	15,000	171,563	21,000	4,000	375,900	28,600
M. Howard Griffith, Jr.	30,000	343,125	—	—	—	—

(1)	Value represents the difference between the option price and the market value of the Common Stock on the date of exercise.

(2)	Value represents the difference between the option price and the market value of the Common Stock on December 31, 2005.
401(k) PLAN
     Fidelity has adopted a 401(k) defined contribution retirement savings plan. Employees may, after six months of employment and with at least 500 hours of service, elect to contribute, subject to the statutory limitation, up to 15 percent of the employee’s annual salary to the 401(k) Plan through payroll deductions, and may direct the investment of their accounts into various investment funds including the purchase of Common Stock of Fidelity. Under Section 401(k) of the Internal Revenue Code, an employee’s contributions to the 401(k) Plan are not taxable to the employee until such amounts are distributed to the employee. Fidelity pays the administrative expenses of the 401(k) Plan and matches 50 percent of the first six percent of participants’ salary deferrals to the 401(k) Plan. In addition, Fidelity makes voluntary profit sharing contributions from time to time, which are allocated to each eligible employee’s account as required by the Internal Revenue Code. Fidelity’s contributions become fully vested at the earlier of six years of service or at normal retirement age. Fidelity’s matching contributions for the year ended December 31, 2005, were $305,169, net of forfeitures.
COMPENSATION OF DIRECTORS
     During 2005, each non-employee director of Fidelity received a $10,000 annual retainer, paid in four quarterly installments. In addition, each non-employee director received $2,000 for each Board of Directors’ meeting attended and $1,000 for each committee meeting attended.
     Directors who are employees do not receive a fee for attending Board or committee meetings.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     The members of the Compensation Committee of the Board of Directors are David R. Bockel, Chairman, W. Clyde Shepherd III, and Rankin M. Smith, Jr. No member of the Compensation Committee is or was an officer or employee of Fidelity or any subsidiary. There are no Compensation Committee interlocks between Fidelity and other entities involving Fidelity’s executive officers and members of the Board of Directors who serve as executive officer or board member of such other entities.

     Fidelity Bank leases space for a bank branch from a corporation of which Mr. Shepherd III, a director and member of the Audit, Compensation, Executive, and Nominating Committees of Fidelity, and his father are the majority shareholders. A new lease was executed in 2005 pursuant to which Fidelity Bank leases approximately 2,240 square feet at a current annual rate of approximately $32,400. The current lease commenced October 1, 2005, with an initial termination date of September 30, 2008, and with two options to renew of three years each. Fidelity Bank incurred $28,444 in rent expense pursuant to the current lease and the prior lease during 2005.
     During 2005, Fidelity Bank leased space for two Bank ATMs from Plant Improvement Company (a company in which Mr. Shepherd III has a one-third ownership interest) at the rate of $770 per month and $725 per month, respectively. Fidelity Bank incurred $17,940 in rent expense for these two ATMs during 2005.
     Each of the above lease agreements was made on substantially the same terms as those prevailing at the time for comparable leases for similar facilities.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
     In addition to the leases mentioned above in “Compensation Committee Interlocks and Insider Participation,” Fidelity Bank also leases space for a branch from Allied Holdings, Inc. of which Mr. Rutland is Chairman. Mr. Rutland is a director and member of the Audit and Executive Committees of Fidelity. Fidelity Bank leases approximately 5,040 square feet at an average annual rate of approximately $100,919. The lease commenced January 1, 1994, with an initial termination date of December 31, 2003, and the option to renew for six additional five-year terms. An option to renew the lease agreement until December 31, 2008, has been exercised. Fidelity Bank incurred $109,905 in rent expense pursuant to this lease during 2005.
     During 2005, Fidelity Bank leased space for a Bank ATM from Berlin American Company, LLC (a company in which Mr. James B. Miller, Jr., our chairman, president and chief executive officer, and his wife each have a 20 percent interest) at the rate of $725 per month. Fidelity Bank incurred $8,700 in rent expense pursuant to this lease during 2005.
     Each of the above lease agreements was made on substantially the same terms as those prevailing at the time for comparable leases for similar facilities.
     Kevin S. King, a director, is designated as an approved attorney for Fidelity Bank.
     The law firm of Sturgeon, Harbin & Bowen, LLC, is designated as an approved law firm for loan closings. J. Curran Bowen, son of director Edward G. Bowen M.D., is a partner in the firm.
     Fidelity Bank has had, and expects to have in the future, loans and other banking transactions in the ordinary course of business with directors (including our independent directors) and executive officers of Fidelity and its subsidiaries, including members of their families or corporations, partnerships or other organizations in which such officers or directors have a controlling interest. These loans are made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such loans have not and will not involve more than the normal risks of repayment nor present other unfavorable features. As of December 31, 2005, Fidelity Bank had loans outstanding to executive officers and directors and their controlled entities aggregating approximately $1.068 million.
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
     During 2005, the Board of Directors held six meetings. Each of the directors except James H. Miller III and Rankin M. Smith, Jr. attended at least 75 percent of the aggregate meetings of the Board of Directors and the committees on which the director served. Fidelity has an Audit Committee, a Compensation Committee, a Nominating Committee, and an Executive Committee. All nominees for the Board of Directors are recommended by the Nominating Committee to the entire Board of Directors. Directors are encouraged to attend the Annual Meeting of Shareholders. Seven directors attended the 2005 Annual Meeting of Shareholders.
     Audit Committee. Fidelity has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The primary functions of Fidelity’s Audit Committee are to oversee the financial and accounting reporting process, assure that an audit program is in place to protect the assets of Fidelity, assure that adequate internal controls exist, oversee the internal audit function, review the Report of Management on Internal Control Over Financial Reporting and related testing and documentation, and select the independent accountants for appointment by the Board of Directors. During 2005, the Audit Committee held six meetings. The Audit Committee is governed by a written charter approved by the Audit Committee and the Board of Directors. A copy of the Charter of the Audit Committee is available under the Investor Relations section of our website at www.fidelitysouthern.com and is attached as Appendix A to this Proxy Statement.
     The Board of Directors of Fidelity has determined that Robert J. Rutland, Chairman of the Audit Committee, is an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K of the Exchange Act. The current member composition of the Audit Committee satisfies, and will continue to satisfy, Rule 4350(d)(2)(A) and Rule 4200 of the NASD applicable to companies with stock listed for quotation on the NASDAQ National Market, including without limitation the requirement that all Audit Committee members are independent and have the requisite knowledge and experience required by such rules.
     Compensation Committee. The primary functions of the Compensation Committee are to provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to selection, goals, and performance of, and to determine the remuneration of the Chairman, CEO, and all other executive officers of Fidelity and each of its direct subsidiaries, and to grant stock options and administer the Stock Option Plan, and, if approved by Fidelity’s Shareholders, the Equity Incentive Plan. In addition, the Compensation Committee is responsible for reviewing and evaluating compensation and benefit plans for all officers and employees to ensure they are appropriate, competitive, and properly reflect Fidelity’s objectives and performance. The Compensation Committee is governed by a written charter approved by the Compensation Committee and the Board of Directors. Fidelity’s Board of Directors has determined that the members of our Compensation Committee are independent as defined in Rule 4200(a)(15) of the NASD Listing Standards for NASDAQ-listed companies. The Charter of the Compensation Committee is available under the Investor Relations section of our website at www.fidelitysouthern.com. During 2005, the Compensation Committee held four meetings.
     Nominating Committee. The primary functions of the Nominating Committee are to identify individuals qualified to become members of the Board, and recommend to the Board the director nominees for each annual meeting of the Shareholders and to fill vacancies and new positions on the Board. The Nominating Committee is governed by a written charter approved by the Nominating Committee and the Board of Directors. Fidelity’s Board of Directors has determined that the members of our Nominating Committee are independent as defined in Rule 4200(a)(15) of the NASD Listing Standards for NASDAQ-listed companies. The Charter of the Nominating Committee is available under the Investor Relations section of our website at www.fidelitysouthern.com. The Nominating Committee held three meetings during 2005.
     Executive Committee. The Executive Committee is authorized to exercise any and all of the powers of the Board of Directors in the management of the business and affairs of Fidelity except where specific power is reserved to the Board of Directors by the Bylaws or by applicable law. During 2005, the Executive Committee held one meeting.
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
     The Compensation Committee is responsible for establishing the total remuneration of the Chairman and each executive officer of Fidelity and of each of its direct subsidiaries to provide competitive levels of compensation which take into account Fidelity’s annual and long-term performance goals and strategic plan, whether there has been above average corporate performance, the levels of an individual’s initiative, responsibility and achievements, how effectively risk is managed, and the need of Fidelity to attract and retain well trained and highly motivated executives. The Committee reviews and approves Fidelity’s 401(k) Plan, employee stock purchase plan, stock option and incentive plans, stock rights awards, deferred compensation plan, and all employee benefit plans, including health plans, in which Fidelity’s officers and employees are eligible to participate. The Committee reviews and evaluates recommendations to the Board on Fidelity’s executive compensation practices and policies, and management succession, and sets directors’ compensation.
     Executive officers’ overall compensation is intended to be competitive with the compensation paid to executives of financial institutions and of other companies similar in size, complexity, markets, and character to Fidelity, provided that the performance of Fidelity and the executive officer warrants the compensation being paid. To assist in targeting the appropriate benchmark for the compensation paid to our executive officers, the Committee compares Fidelity’s compensation practices to the compensation data publicly available for companies of similar size, complexity, markets, and character as Fidelity. Based on the information available to and reviewed by the Committee when it established base salaries and annual incentives for 2005, total annual cash compensation for Fidelity’s executive officer group was comparable to the total annual cash compensation paid to the executive officer group of each of the group of similar companies reviewed and taking into consideration that Fidelity stock related compensation is less than peers.
     Compensation paid to or for the benefit of the Named Executive Officers of Fidelity for 2005, as reflected in the foregoing compensation tables, consisted of the following elements: base salary, bonus, matching contributions paid with respect to the 401(k) Plan, split dollar insurance policies, and certain perquisites. In addition, Fidelity has adopted certain broad-based employee benefit plans in which executives and other officers, together with employees, have the right to participate. Benefits under these plans are not directly or indirectly tied to Fidelity’s performance, except that contributions by Fidelity to the 401(k) Plan are voluntary, at the election of the Board of Directors. A bonus was paid to Mr. Proctor based upon the terms of his employment contract and Fidelity’s earnings performance in 2005.
     Mr. Miller’s compensation for 2005 was governed by the general principles described above. For 2005, the Compensation Committee established Mr. Miller’s base salary at $500,000. Mr. Miller’s base salary, based upon the information available to and reviewed by the Committee, was comparable to the base salaries paid to chief executive officers in the group of similar companies reviewed. Mr. Miller did not receive a bonus in 2005. During 2005, there were no stock options granted to Mr. Miller. For additional information on Mr. Miller’s and other executives’ compensation, see “Employment Agreements.”
     The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Fidelity specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.
Compensation Committee
David R. Bockel, Chairman
W. Clyde Shepherd III
Rankin M. Smith, Jr.
AUDIT COMMITTEE REPORT
     Fidelity’s Board of Directors has determined that the members of our Audit Committee are independent as defined in Rules 4200(a)(15) and 4350(d) of the NASD Listing Standards for NASDAQ-listed companies and have the knowledge and experience required by Rule 4350(d).
     The Audit Committee has reviewed Fidelity’s Annual Report on Form 10-K and the audited consolidated financial statements for the year ended December 31, 2005, and discussed the financial statements with management. The Audit Committee has discussed with Ernst & Young LLP, Fidelity’s independent registered public accountants, those matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit and Finance Committees, as amended.
     The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by the Independent Standards Board Standard No. 1 and the members of the Audit Committee have discussed the independence of Ernst & Young. The Audit Committee has also reviewed the Report of Management on Internal Control Over Financial Reporting and Ernst & Young’s Report of Independent Registered Public Accounting Firm with management, the internal auditors, and Ernst & Young. The Audit Committee has determined that the providing of professional services by Ernst & Young, in addition to audit related services, is compatible with the maintenance of the accountant’s independence. Based upon the review and discussions noted above, the Audit Committee has recommended to the Board of Directors of Fidelity, and the Board has approved, that the audited consolidated financial statements of Fidelity be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and be filed with the SEC.
     The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Fidelity specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.
Audit Committee
Robert J. Rutland, Chairman
David R. Bockel
James H. Miller III
W. Clyde Shepherd III

NOMINATING COMMITTEE REPORT
     The Nominating Committee reviewed the qualifications of the director nominees, found them to meet the criteria for directors established by the Nominating Committee, and recommended the slate to the Board of Directors as director nominees for election at the 2006 Annual Meeting of Shareholders.
Nominating Committee
David R. Bockel, Chairman
W. Clyde Shepherd III
Rankin M. Smith, Jr.
CODE OF ETHICS
     The Board of Directors of Fidelity has adopted a Conflict of Interest Policy / Code of Ethics applicable to all of its employees, including its chief executive officer and each of its senior financial officers. A copy of this code is available under the Investor Relations section of our website at www.fidelitysouthern.com. Fidelity intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting such information on its website.
SHAREHOLDER RETURN PERFORMANCE GRAPH
     The following graph compares the percentage change in the cumulative five-year shareholder return on Fidelity’s Common Stock (traded on the NASDAQ National Market under the symbol “LION”) with the cumulative total return on the NASDAQ Composite Index, and the SNL NASDAQ Bank Index.
     The graph assumes that the value invested in the Common Stock of Fidelity and in each of the two indices was $100 on December 31, 2000, and all dividends were reinvested.

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

Fidelity Southern Corporation	100.00	150.61	209.64	284.45	413.52	396.03
NASDAQ Composite	100.00	79.18	54.44	82.09	89.59	91.54
SNL NASDAQ Bank Index	100.00	108.85	111.95	144.51	165.62	160.57

Proposal 2 — Approval of the Fidelity Southern Corporation Equity Incentive Plan
EQUITY INCENTIVE PLAN SUMMARY
     General Information. The Board of Directors adopted the Fidelity Southern Corporation Equity Incentive Plan (the “Plan”) on January 19, 2006, to assist Fidelity in recruiting and retaining employees and directors by enabling them to receive awards and participate in the future success of Fidelity. The Plan is intended to permit the grant of stock options (both incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”)), stock appreciation rights (“SARs”), restricted stock (“Restricted Stock Awards”), restricted stock units (“RSUs”), and other incentive awards (“Incentive Awards”).
     All awards granted under the Plan will be governed by separate written agreements between Fidelity and the selected participants. The written agreements will specify when the award may become exercisable, vested, or payable. No right or interest of a participant in any award will be subject to any lien, obligation, or liability of the participant. The laws of the State of Georgia govern the Plan. The Plan is unfunded, and Fidelity will not segregate any assets to cover awards under the Plan. The Plan is not tax qualified within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), nor is it subject to the Employee Retirement Income Security Act of 1972, as amended.
     Awards may be granted under the Plan after its adoption by the Board of Directors; however, no award will be effective unless the Shareholders approve the Plan within 12 months of its adoption. No awards may be granted after January 19, 2016.
     Administration. Fidelity will bear all expenses of the Plan. The Compensation Committee of the Board of Directors (the “Committee”) will administer the Plan. The Committee has authority to grant awards to such persons and upon such terms and conditions (not inconsistent with the provisions of the Plan) as it may consider appropriate. The Committee may delegate to one or more officers of Fidelity all or part of its authority and duties with respect to awards to individuals who are not subject to Section 16 of the Exchange Act.
     Eligibility for Participation. Any of Fidelity’s employees, including any employee of a current or future subsidiary of Fidelity (an “Affiliate”) and any member of the Board of Directors of Fidelity (whether or not an employee), is eligible to receive an award, except that only employees are eligible to receive ISOs.
     Shares Subject to Plan. The maximum number of shares of the no par value common stock of Fidelity (“Common Stock”) that may be issued under the Plan pursuant to awards is 750,000 shares. All of such shares may be issued pursuant to options. However, only 250,000 of such shares may be issued in the aggregate pursuant to awards other than options. In any calendar year, no participant may receive awards that relate to more than 125,000 shares. The maximum number of shares of Common Stock that may be issued pursuant to awards, the per individual limits on awards, and the terms of outstanding awards will be adjusted as is equitably required in the event of corporate transactions and other appropriate events.
     Options. A stock option entitles the participant to purchase from Fidelity a stated number of shares of its Common Stock. The Committee will designate whether the option is an ISO or a NQSO and specify the number of shares of Common Stock subject to the option. In the case of ISOs, the aggregate fair market value (determined as of the date of grant) of Common Stock with respect to which an ISO may become exercisable for the first time during any calendar year cannot exceed $100,000. If this limitation is exceeded, the ISOs which cause the limitation to be exceeded will be treated as NQSOs. The exercise price per share of Common Stock may not be less than the fair market value of the Common Stock on the date the option is granted. With respect to an ISO granted to a participant who beneficially owns more than 10 percent of the combined voting power of Fidelity or any Affiliate (determined by applying certain attribution rules), the exercise price per share may not be less than 110 percent of the fair market value of the Common Stock on the date the option is granted. The exercise price may be paid in cash or, if the agreement so provides, by tendering shares of Common Stock or some other method of payment.
     Stock Appreciation Rights. A SAR entitles the participant to receive, upon exercise, the excess of the fair market value on that date of each share of Common Stock subject to the exercised portion of the SAR over the fair market value of each such share on the date of the grant of the SAR. A SAR can be granted alone or in tandem with an option. A SAR granted in tandem with an option is called a Corresponding SAR and entitles the participant to exercise the option or the SAR at which time the other tandem award expires. The Committee will specify the number of shares of Common Stock subject to a SAR and whether the SAR is a Corresponding SAR. No participant may be granted Corresponding SARs in tandem with ISOs which are first exercisable in any calendar year for shares of Common Stock having an aggregate fair market value (determined as of the date of grant) that exceeds $100,000. A Corresponding SAR may be exercised only to the extent that the related option is exercisable and the fair market value of the Common Stock exceeds the exercise price of the related option. As set forth in the agreement, the amount payable as a result of the exercise of a SAR may be settled in cash, Common Stock or a combination of each.
     Restricted Stock Awards. A Restricted Stock Award is the grant or sale of shares of Common Stock, which may be subject to forfeiture restrictions. The Committee will prescribe whether the Restricted Stock Award is forfeitable and the conditions to which it is subject. If the participant must pay for a Restricted Stock Award, payment of the award generally shall be made in cash or, if the agreement so provides, by some other method of payment. Prior to forfeiture, a participant will have all rights of a Shareholder with respect to the shares that are the subject of the Restricted Stock Award, including the right to receive dividends and vote the shares; provided, however, the participant may not transfer the shares. Fidelity shall retain custody of the certificates evidencing the shares until they are no longer forfeitable.
     RSUs. A RSU entitles the participant to receive shares of Common Stock when certain conditions are met. Fidelity will pay the participant one share of Common Stock for each RSU that becomes earned and payable.
     Incentive Awards. An Incentive Award entitles the participant to receive cash or Common Stock when certain conditions are met. No participant may receive an Incentive Award in any calendar year (i) with reference to a specified dollar limit of more than $250,000 and (ii) with reference to a specified number of shares of Common Stock of more than 125,000 shares. As set forth in the agreement, an Incentive Award may be paid in cash, Common Stock or a combination of each.
     Performance Objectives. The Committee has discretion to establish performance conditions for when options or SARs become exercisable, Restricted Stock Awards become vested and RSUs or Incentive Awards become payable. Those performance conditions can be stated with respect to Fidelity’s, an Affiliate’s or a business unit’s (a) total shareholder return; (b) total shareholder return as compared to total return (on a comparable basis) of a publicly available index; (c) net income; (d) pretax earnings; (e) funds from operations; (f) earnings before interest expense, taxes, depreciation and amortization; (g) operating margin; (h) earnings per share; (i) return on equity, capital, assets or investment; (j) operating earnings; (k) working capital; (l) ratio of debt to shareholders equity and (m) revenue. An award that is intended to become exercisable, vested or payable on the achievement of performance conditions means that the award will not become exercisable, vested or payable solely on mere continued employment or service. However, such an award, in addition to performance conditions, may be subject to continued employment or service by the participant. Additionally, the vesting, exercise or payment of an award can be conditioned on continued employment or service if it is not intended to be contingent on performance conditions.
     Change in Control. In the event of or in anticipation of a “Change in Control” (as defined in the Plan), the Committee in its discretion may terminate outstanding awards (i) by giving the participants an opportunity to exercise the awards that are then exercisable and then terminating, without any payment, all awards that have not been exercised (including those that were not exercisable) or (ii) by paying the participant the value of the awards that are then vested, exercisable or payable without payment for any awards that are not then vested, exercisable or payable. However, awards will not be terminated to the extent they are to be continued after the Change in Control.
     Shareholder Rights. No participant shall have any rights as a shareholder of Fidelity until such award is settled by the issuance of Common Stock (other than a Restricted Stock Award for which the participant will have the right to receive dividends and vote the shares).
     Transferability. Generally, each award is non-transferable except by will or the laws of descent and distribution. During the lifetime of the participant to whom the award is granted, the award may only be exercised by, or payable to, the participant. However, the Committee may provide that awards other than ISOs or Corresponding SARs that are related to ISOs may be transferred to certain family members. The holder of the transferred award will be bound by the same terms and conditions that governed such award during the period that it was held by the participant, except that such transferee may only transfer the award by will or the laws of descent and distribution.
     Maximum Award Period. No award shall be exercisable or become vested or payable more than 10 years after the date of grant. An ISO granted to a participant who beneficially owns more than 10 percent of the combined voting power of Fidelity or any Affiliate (determined by applying certain attribution rules) or a Corresponding SAR that relates to such an ISO may not be exercisable more than five years after the date of grant.

     Compliance With Applicable Law. No award shall be exercisable, vested or payable except in compliance with all applicable Federal and state laws and regulations (including, without limitation, tax and securities laws), any listing agreement with any stock exchange to which Fidelity is a party, and the rules of all domestic stock exchanges on which Fidelity’s shares are listed.
     Amendment and Termination of Plan. The Board of Directors may amend or terminate the Plan at any time; provided, however, that no amendment may adversely impair the rights of a participant with respect to outstanding awards without the participant’s consent. An amendment will be contingent on approval of Fidelity’s shareholders, to the extent required by law or the rules of any stock exchange on which Fidelity’s securities are then traded or if the amendment would (i) increase the benefits accruing to participants, (ii) permit a repricing of outstanding options, (iii) increase the aggregate number of shares of Common Stock that may be issued, (iv) modify the requirements as to eligibility for participation in the Plan or (v) change the stated performance conditions.
     Forfeiture Provisions. Awards do not confer upon any individual any right to continue in the employ or service of Fidelity or any Affiliate. All rights to any award that a participant has will be immediately forfeited if the participant is discharged from employment or service for “Cause” (as defined in the Plan).
     Market Value of Underlying Securities. The closing price of Fidelity common stock on March 10, 2006, on the NASDAQ National Market was $17.90.
FEDERAL INCOME TAX CONSEQUENCES
     The following discussion summarizes the principal Federal income tax consequences associated with awards under the Plan. The discussion is based on laws, regulations, rulings and court decisions currently in effect, all of which are subject to change.
     ISOs. A participant will not recognize taxable income on the grant or exercise of an ISO. A participant will recognize taxable income when he or she disposes of the shares of Common Stock acquired under the ISO. If the disposition occurs more than two years after the grant of the ISO and more than one year after its exercise (the “ISO holding period”), the participant will recognize long-term capital gain (or loss) to the extent the amount realized from the disposition exceeds (or is less than) the participant’s tax basis in the shares of Common Stock. A participant’s tax basis in the Common Stock generally will be the amount the participant paid for the stock.
     If Common Stock acquired under an ISO is disposed of before the expiration of the ISO holding period described above, the participant will recognize as ordinary income in the year of the disposition the excess of the fair market value of the Common Stock on the date of exercise of the ISO over the exercise price. Any additional gain will be treated as long-term or short-term capital gain, depending on the length of time the participant held the shares. A special rule applies to such a disposition where the amount realized is less than the fair market value of the Common Stock on the date of exercise of the ISO. In that case, the ordinary income the participant will recognize will not exceed the excess of the amount realized on the disposition over the exercise price. If the amount realized is less than the exercise price, the participant will recognize a capital loss (long-term if the stock was held more than one year and short-term if held one year or less). A participant would receive different tax treatment if the exercise price were paid by delivery of Common Stock.
     Neither Fidelity nor any of its Affiliates will be entitled to a Federal income tax deduction with respect to the grant or exercise of an ISO. However, in the event a participant disposes of Common Stock acquired under an ISO before the expiration of the ISO holding period described above, Fidelity or its Affiliate generally will be entitled to a Federal income tax deduction equal to the amount of ordinary income the participant recognizes.
     NQSOs. A participant will not recognize any taxable income on the grant of a NQSO. On the exercise of a NQSO, the participant will recognize as ordinary income the excess of the fair market value of the Common Stock acquired over the exercise price. A participant’s tax basis in the Common Stock is the amount paid plus any amounts included in income on exercise. The participant’s holding period for the stock begins on acquisition of the shares. Any gain or loss that a participant realizes on a subsequent disposition of Common Stock acquired on the exercise of a NQSO generally will be treated as long-term or short-term capital gain or loss, depending on the length of time the participant held such shares. The amount of the gain (or loss) will equal the amount by which the amount realized on the subsequent disposition exceeds (or is less than) the participant’s tax basis in his or her shares. A participant would receive different tax treatment if the exercise price were paid with Company Stock. The exercise of a NQSO generally will entitle Fidelity or its Affiliate to claim a Federal income tax deduction equal to the amount of ordinary income the participant recognizes. If the participant is an employee, that ordinary income will constitute wages subject to withholding and employment taxes.
     SARs. A participant will not recognize any taxable income at the time SARs are granted. The participant at the time of receipt will recognize as ordinary income the amount of cash and the fair market value of any Common Stock that he or she receives. Fidelity or its Affiliate will be entitled to a Federal income tax deduction equal to the amount of ordinary income the participant recognizes. If the participant is an employee, that ordinary income will constitute wages subject to withholding and employment taxes.
     Restricted Stock Awards. A participant will recognize ordinary income on account of a Restricted Stock Award on the first day that the shares are either transferable or not subject to a substantial risk of forfeiture. The ordinary income recognized will equal the excess of the fair market value of the Common Stock on such date over the amount, if any, the participant paid for the Restricted Stock Award. However, even if the shares under a Restricted Stock Award are both nontransferable and subject to a substantial risk of forfeiture, the participant may make a special “83(b) election” to recognize income, and have his or her tax consequences determined, as of the date the Restricted Stock Award is granted. The participant’s tax basis in the shares received will be the income recognized plus the price, if any, paid. Any gain (or loss) that a participant realizes upon the sale of Common Stock acquired pursuant to a Restricted Stock Award will be equal to the amount by which the amount realized on the disposition exceeds (or is less than) the participant’s tax basis in the shares and will be treated as long-term (if the shares were held for more than one year) or short-term (if the shares were held for one year or less) capital gain or loss. The participant’s holding period for the stock begins on the date the shares are either transferable or not subject to a substantial risk of forfeiture, except that the holding period will begin on the date of grant if the participant makes the special “83(b) election.” Fidelity or its Affiliate will be entitled to a Federal income tax deduction equal to the ordinary income the participant recognizes. If the participant is an employee, that ordinary income will constitute wages subject to withholding and employment taxes.
     RSUs. The participant will not recognize any taxable income at the time RSUs are granted. When the terms and conditions to which the RSUs are subject have been satisfied and the RSUs are paid, the participant will recognize as ordinary income the fair market value of the Common Stock he or she receives. The participant’s holding period in the Common Stock will begin on the date the stock is received. The participant’s tax basis in the Common Stock will equal the amount he or she includes in ordinary income. Any gain or loss that a participant realizes on a subsequent disposition of the shares will be treated as long-term or short-term capital gain or loss, depending on the holding period for the stock. The amount of the gain (or loss) will equal the amount by which the amount received on the disposition exceeds (or is less than) the participant’s tax basis in the stock. Fidelity or its Affiliate will be entitled to a Federal income tax deduction equal to the ordinary income the participant recognizes. If the participant is an employee, that ordinary income will constitute wages subject to withholding and employment taxes.
     Incentive Awards. A participant will not recognize any taxable income at the time an Incentive Award is granted. When the terms and conditions to which an Incentive Award is subject have been satisfied and the award is paid, the participant will recognize as ordinary income the amount of cash and the fair market value of any Common Stock he or she receives. The participant’s holding period in any Common Stock received will begin on the date of receipt. The participant’s tax basis in the Common Stock will equal the amount he or she includes in ordinary income with respect to the Common Stock. Any gain or loss that a participant realizes on a subsequent disposition of the Common Stock will be treated as long-term or short-term capital gain or loss, depending on the participant’s holding period for the Common Stock. The amount of the gain (or loss) will equal the amount by which the amount realized on the disposition exceeds (or is less than) the participant’s tax basis in the Common Stock. Fidelity or its Affiliate will be entitled to a Federal income tax deduction equal to the amount of ordinary income the participant recognizes. If the participant is an employee, that ordinary income will constitute wages subject to withholding and employment taxes.
     Limitation on Deductions. The deduction for a publicly-held corporation for otherwise deductible compensation to a “covered employee” generally is limited to one million dollars per year. An individual is a covered employee if he or she is the chief executive officer or one of the four highest compensated officers for the year (other than the chief executive officer). The one million dollar limit does not apply to compensation payable solely because of the attainment of performance conditions that meet the requirements set forth in Section 162(m) of the Code and the regulations thereunder. Compensation is considered performance-based only if (a) it is paid solely on the achievement of one or more performance conditions; (b) a committee consisting solely of two or more “outside directors” sets the performance conditions; (c) before payment, the material terms under which the compensation is to be paid, including the performance conditions, are disclosed to, and approved by, the shareholders and (d) before payment, the committee certifies in writing that the performance conditions have been met. The Plan has been designed to enable Fidelity to structure awards that meet the requirements for performance-based compensation so as not to be subject to the one million dollar per year limit.

     The grant, exercise, vesting or payment of an award may be postponed if Fidelity reasonably believes that its or any applicable Affiliate’s deduction with respect to such award would be limited or eliminated by application of Code Section 162(m); provided, however, such delay will last only until the earliest date at which Fidelity reasonably anticipates the deduction will not be limited or eliminated under Code Section 162(m) or the calendar year in which the participant separates from service.
     In addition to the limits on deductions imposed by Code Section 162(m), a corporation cannot deduct any amounts that constitute “excess parachute payments.” The recipient of the excess parachute payment also would be subject to a 20% excise tax on such amount. To the extent that awards are granted or become exercisable, vested or payable because of a Change in Control, such awards or the value of the accelerated vesting, exercise or payment may result in an “excess parachute payment.” Pursuant to the terms of the Plan, awards (or the amount that become exercisable, vested or payable as a result of the Change in Control) will be reduced if the participant would be better off on an after-tax basis with the reduction than the participant would have been without the reduction.
     Other Tax Rules. The Plan has been designed to enable Fidelity to structure awards that will not be subject to new Code Section 409A, which imposes new restrictions and requirements on deferred compensation, including the types of awards that are available under this Plan.
     Current Tax Rates. Long-term capital gains of individuals currently are subject to Federal income tax at a maximum rate of 15 percent. Short-term capital gains and ordinary income of individuals currently are subject to tax at a maximum rate of 35 percent. These rates may change, and participants are encouraged to seek their own personal tax advice in connection with participation in the Plan.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE FIDELITY SOUTHERN CORPORATION EQUITY INCENTIVE PLAN.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Ernst & Young audited the consolidated financial statements of Fidelity and the evaluation of Fidelity’s internal control over financial reporting as of December 31, 2005, and is expected to be selected at the April Audit Committee meeting to continue as independent auditors to audit the consolidated financial statements for 2006. Representatives of Ernst & Young are expected to be present at the Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
FEES INCURRED BY FIDELITY FOR ERNST & YOUNG
     The following table sets forth the fees paid by Fidelity for audit and other services provided by Ernst & Young for fiscal years 2005 and 2004:

	2005	2004
Audit Fees[1]	$332,040	$348,545
Audit-Related Fees[2]	27,000	51,800
Tax Fees (Tax Compliance)	—	79,865
All Other Fees	—	—

Total	$359,040	$480,210

[1]	Audit fees represent fees for professional services provided in connection with the audit of the financial statements, review of the quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings.

[2]	Audit–related fees consist primarily of accounting consultation, employee benefit plan audits, and other attestation services.

     The Audit Committee approved all audit services provided by Fidelity’s independent registered public accountants during 2004 and 2005 on a case-by-case basis in advance of each engagement. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve non-audit services not prohibited by law to be performed by Fidelity’s independent registered public accounting firm and associated fees for any non-audit service, provided that the Chairman shall report any decisions to pre-approve such non-audit services and fees to the full Audit Committee at its next regular meeting. None of the fees paid to the independent registered public accounting firm were approved by the Audit Committee after the services were rendered pursuant to the “de minimis” exception by the SEC for the provision of non-audit services.
SHAREHOLDER PROPOSALS
     Proposals of Shareholders intended to be presented at the 2007 Annual Meeting must be received by Fidelity addressed to the President at 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305, by November 24, 2006, in order to be eligible for inclusion in the Proxy Statement and Proxy for that meeting. Shareholders may also present at the 2006 Annual Meeting any proper proposal that is not disclosed in the Proxy Statement for that meeting without prior notice to Fidelity.
NOMINEES FOR DIRECTOR
     Shareholder Nominees. The policy of the Nominating Committee is to consider properly submitted proposed nominations for membership on the Board of Directors submitted by Shareholders who own at least 1,000 shares of Common Stock of Fidelity and have held the stock for at least one year. Any proposed nomination by a Shareholder for consideration by the Nominating Committee must include the proposed nominee’s name and qualifications and a statement to the effect that the proposed nominee has agreed to the submission of his/her name as a candidate for nomination as a director. The proposed nomination should be sent to the Chairman of the Nominating Committee of Fidelity Southern Corporation, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305. In order to timely consider any candidate, the Shareholders must submit the recommendation on or before November 1 immediately preceding the next annual meeting of Shareholders.
     Identifying and Evaluating Nominees for Directors. The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for directors. Nominees for directors are selected for their character, judgment, diversity of experience, acumen, ability to work with others, and their ability to act for the benefit of Fidelity and its Shareholders. The Nominating Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes. The Nominating Committee’s Director Qualification Standards and Procedure for Identifying and Evaluating Candidates is available under the Investor Relations section at www.fidelitysouthern.com.
     The name of any candidate for nomination as a director may be submitted to the Nominating Committee by Shareholders and directors. The Nominating Committee will review the qualifications of each candidate submitted and conduct such inquiries as it determines appropriate. There is no difference in the manner by which the Nominating Committee evaluates prospective nominees for director based on the source from which the individual was first identified. The Nominating Committee shall recommend, by a majority vote of its members, to the entire Board of Directors those candidates it believes will best serve Fidelity and its Shareholders, meet the qualifications set forth in the director qualification standards, and have such other requisite skills and knowledge deemed necessary by the Nominating Committee of a director of Fidelity.
     In addition, a Shareholder may nominate individuals for election as directors at the Annual Meeting of Shareholders. If the Shareholder desires to solicit proxies from other Shareholders, the Shareholder must deliver a proxy statement and form of proxy to the Shareholders to elect such nominee in accordance with the proxy rules promulgated by the SEC. This includes the filing of the proxy statement and form of proxy with the SEC prior to its distribution.
     All nominees for election to the Board of Directors set forth in this Proxy Statement currently serve as directors of Fidelity.

COMMUNICATIONS WITH FIDELITY AND ITS BOARD
     From time to time, calls are received from Shareholders asking how they can communicate with Fidelity. The following communication options are available:
     To communicate with the Board of Directors, address communications to the Board of Directors in care of the Secretary of Fidelity at 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305. Communications that are intended specifically for a designated director should be addressed to the director in care of the Secretary of Fidelity at the above address. The Secretary shall cause the communications to be delivered to the addressees.
     To receive information about Fidelity or Fidelity Bank, one of the following methods may be used:
1.	Fidelity Bank’s website, located at www.lionbank.com, contains product and marketing data.

2.	Fidelity’s website, Investor Relations section, located at www.fidelitysouthern.com, contains Fidelity financial information in addition to Audit, Compensation, and Nominating Committee Charters, and Fidelity’s Conflict of Interest Policy / Code of Ethics. Online versions of Fidelity’s Annual Reports, Proxy Statements, Forms 10-K and 10-Q, press releases, and other SEC filings are also available through this website.

3.	Information, such as Fidelity’s latest quarterly earnings release, Form 10-K, Form 10-Q, or the 2005 Annual Report, can also be obtained free of charge by calling or writing Investor Relations.
     If you would like to contact us, please call Fidelity Investor Relations at (404) 240-1504, or send correspondence to Fidelity Southern Corporation, Attn: Investor Relations, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305.
OTHER MATTERS THAT MAY COME BEFORE THE MEETING
     Management knows of no matters, other than the election of directors and the approval of the Fidelity Southern Corporation Equity Incentive Plan as stated above, that are to be brought before the Meeting. If any other matter should be presented for consideration and voted upon, it is the intention of the persons named as proxies in the enclosed Proxy to vote in accordance with their judgment as to what is in the best interest of Fidelity.

By Order of the Board of Directors,

Martha C. Fleming
Secretary

March 24, 2006

Appendix A
FIDELITY SOUTHERN CORPORATION
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
REAFFIRMED BY THE COMMITTEE ON OCTOBER 20, 2005
ORGANIZATION
          This Charter of the Audit Committee (“Committee”) of the Board of Directors of Fidelity Southern Corporation (the “Company”) governs the operations of the Committee. The Committee shall at least annually review and reassess this Charter and obtain the approval of the Board of Directors to any proposed change. The Committee shall be appointed by the Board of Directors and shall be comprised of at least three directors, each of whom is independent of management and the Company. Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company and meet the definition of independent as required by Section 10A(m) of the Securities Exchange Act of 1934, any rules and regulations adopted by the Securities and Exchange Commission (“SEC”) and the National Association of Securities Dealers, Inc. (“NASD”). All Committee members shall be financially literate, must be able to read and understand financial statements, including the Company’s balance sheet, income statement and cash flow statement, and at least one member shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. In addition, at least one member of the Committee shall be an “audit committee financial expert” as defined by the rules of the SEC. The Company shall provide for appropriate funding, as determined by the Committee, for the payment of (i) the compensation of the independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (ii) compensation to any adviser employed by the Committee as permitted by this Charter; and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.
STATEMENT OF POLICY
          The purpose of the Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility to the Company and its shareholders relating to the Company’s financial statements, financial and accounting reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit of its financial statements, and legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, the independent auditors, the internal accountants, the internal auditors and the management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention regarding accounting, internal controls or auditing matters, with full access to all books, records, facilities, and personnel of the Company.
RESPONSIBILITIES AND PROCESS
          The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process and the audits of the financial statements of the Company on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The policies and procedures of the Committee should remain flexible in order to best react to changing conditions and circumstances. The Committee shall take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.
          The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.
➢	The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Audit Committee. The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors engaged (including resolution of disagreements between management and the independent auditors regarding financial reporting, if any) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditors shall report directly to the Committee.

➢	The Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. In accordance with the rules of NASDAQ and Section 10A(i) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), the Committee shall preapprove all independent audit engagement fees and terms and preapprove all permitted non-audit engagements (including the fees and terms thereof) to be performed for the Company by the independent auditors, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(l)(B) of the Exchange Act which shall be approved by the Committee prior to the completion of the audit.

➢	The Committee, in its discretion, may appoint and delegate to one or more members of the Committee the authority to grant the pre-approvals of the Committee described in the preceding paragraph.

➢	The Committee has the authority to engage and shall determine the funding for independent counsel and other advisors it determines necessary to carry out its duties.

➢	The Committee shall receive from and evaluate with the independent auditors reports on critical accounting policies and practices to be used, alternative treatments of financial information discussed with the management and the ramifications thereof, the treatment preferred by the independent auditors and other material written communications between the independent auditors and the management, as required by Section 10A(k) of the Exchange Act.

➢	The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s systems to monitor and manage business risk, and legal and ethical compliance programs, including the conflict of interest policy and code of ethics. Further, periodically the Committee shall meet separately with the internal auditors, the independent auditors, and management to discuss the results of their examinations.

➢	The Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 1O-Q or any other interim financial statement which is publicly released. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chairperson of the Committee may represent the entire Committee for the purposes of this review.

➢	The Committee shall review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K and the annual report to shareholders, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. Also, the Committee shall review the planned scope and processes necessary to attest to, and report on, management’s assessment of the Company’s internal controls over financial reporting. The Committee shall prepare the “Audit Committee Report” required by regulations of the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement.

➢	The Committee shall review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors’ report on management’s assertion.

➢	The Committee shall satisfy itself that effective disclosure controls are established and maintained to promote timely, accurate, compliant and meaningful disclosure in the Company’s periodic reports to the SEC. The Committee shall establish procedures to ensure rapid and current disclosures of material changes in financial condition or operations.

➢	At least annually, the Committee shall obtain and review a report by the independent auditors describing:
o	The firm’s internal quality control procedures.

o	Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

o	All relationships between the independent auditor and the Company (to assess the auditor’s independence).
➢	The Committee shall ensure that it receives from the independent auditors a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard 1, or any successor standard.

➢	The Committee shall be responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosure relationship or services that may impact the objectivity and independence of the independent auditors and for taking, or recommending that the entire Board of Directors take, appropriate action to oversee the independence of the outside independent auditors.

➢	The Committee shall set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and NASDAQ requirements.

➢	The Committee shall review and approve, if appropriate, all related party transactions as required by NASDAQ.

➢	The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by Company regarding accounting, internal accounting controls, and auditing matters. The Committee shall establish procedures for the confidential, anonymous submission by employees of the Company and its subsidiaries of concerns regarding questionable accounting or auditing matters.

➢	The Committee shall do such other acts as required pursuant to the Exchange Act, rules and regulations promulgated by the SEC and rules adopted by NASDAQ.

➢	The Committee shall prepare its report to be included in the Company’s annual proxy statement, as required by SEC regulations.

➢	The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

FIDELITY SOUTHERN CORPORATION
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 27, 2006
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby authorizes Edward G. Bowen, M.D. and Kevin S. King, and each of them individually, with the power of substitution, to vote and otherwise represent all of the shares of common stock (“Common Stock”) of Fidelity Southern Corporation (“Company”) held of record by the undersigned at the Annual Meeting of Shareholders of the Company (“Annual Meeting”) to be held at the offices of the Company located at One Securities Centre, 3490 Piedmont Road NE, Suite 1550, Atlanta, GA 30305, on April 27, 2006, at 3:00 p.m. and any adjournment or postponement thereof, as herein specified and, in their discretion, upon such other matters as may come before the Annual Meeting.
     The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement for the Annual Meeting. All other proxies heretofore given by the undersigned to vote shares of Common Stock of the Company are expressly revoked.
     Unless a contrary direction is indicated, this Proxy will be voted “For” all nominees for Director (Proposal 1) and “For” approval of the Fidelity Southern Corporation Equity Incentive Plan (Proposal 2). The Board of Directors recommends a vote “For” Proposals 1 and 2.
(Continued and to be signed on the other side)

FIDELITY SOUTHERN CORPORATION P.O. BOX 11302 NEW YORK, N.Y. 10203-0302

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.
☒   Votes must be indicated (x) in Black or Blue ink.

Proposal 1:
Election of Directors	FOR all nominees ☐ listed below	WITHHOLD AUTHORITY to vote ☐ for all nominees listed below	*EXCEPTIONS ☐

Nominees: James B. Miller, Jr.; David R. Bockel; Edward G. Bowen, M.D.; Kevin S. King; James H. Miller III; H. Palmer Proctor, Jr.; Robert J. Rutland; W. Clyde Shepherd III; and Rankin M. Smith, Jr.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

Proposal 2:

Approval of the Fidelity Southern Corporation Equity Incentive Plan	FOR ☐	AGAINST ☐	ABSTAIN ☐

To change your address, please mark this box.   ☐
Please sign exactly as your name appears on this card. If the shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee, guardian, partner, or corporate officer, please give full title as such.
Whether or not you plan to attend the Annual Meeting, you are urged to execute and return your proxy, which may be revoked at any time prior to its use.

Date:

Share Owner sign here

Co-Owner sign here.